Exhibit 99

For additional information, contact:
T. Heath Fountain
Executive Vice President and
   Chief Financial Officer
(229) 878-2055

HERITAGE FINANCIAL GROUP, INC. AGREES TO PURCHASE AUBURN, ALABAMA
BRANCH FROM COMMUNITY CAPITAL BANCSHARES

Location Will Mark Initial Entry into Alabama for Heritage Financial Group

Albany, Ga. (April 11, 2012) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that it has signed a definitive agreement to purchase a single branch in Auburn, Alabama, from AB&T National Bank, a wholly owned subsidiary of Community Capital Bancshares, Inc. (ALBY:PK), based in Albany, Georgia.  The branch to be acquired is located at 1943 East Glenn Avenue, Auburn, Alabama.

The transaction, which is expected to close in the second quarter of 2012, subject to regulatory approval and other customary conditions, is expected to result in the transfer of approximately $13 million in loans and approximately $20 million in deposits, including all demand deposits, savings accounts, money market accounts and certificates of deposit.  In addition to purchasing the branch, HeritageBank of the South also expects to retain the employees currently working in that branch.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, Inc., said, "We are pleased to announce the entry of HeritageBank of the South into the state of Alabama.  Our Bank has built its reputation on strength, service and the ability to meet the needs of consumers and small business owners.  We look forward to putting those values to work for our new customers in Auburn and Opelika.

"Less than 125 miles from our core market in Albany, the Auburn-Opelika market is very attractive for our bank," Dorminey continued.  "It is highlighted by low unemployment, the cultural and intellectual impact of Auburn University, and the dynamic economic environment associated with the Kia Motors manufacturing plant and related suppliers in the area.  Together, we believe these conditions, which make the Auburn-Opelika metropolitan statistical area one of the most attractive markets in the state, will support high future growth for the region in the future.  With this acquisition to establish our presence in Auburn, HeritageBank of the South should benefit from the strong commercial climate there that, in turn, will translate into a strategic opportunity to expand our loan portfolio – in contrast with our earlier FDIC-assisted deals that had a greater impact on our deposit base."

Dorminey noted that, considering the Company's strong capital position – with a total risk-based capital ratio of 19.2% at December 31, 2011, Heritage Financial Group remains well positioned to take advantage of future acquisition opportunities and FDIC-assisted deals that make sense for HeritageBank of the South's business and markets.  Currently, the Company continues to focus on its present footprint across South Georgia and North Central Florida, as well as adjacent or neighboring markets in Alabama and South Carolina.

-MORE-

HBOS to Purchase Auburn, Alabama Branch

April 11, 2012

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and include this statement for purposes of these safe harbor provisions.  Further information concerning the Company and its business, including additional factors that could materially affect our financial results, is included in our other filings with the SEC.

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia and North Central Florida through 21 full-service branch locations, 11 mortgage offices, and 3 investment offices.  As of December 31, 2011, the Company reported total assets of approximately $1.1 billion and total stockholders' equity of approximately $124 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

-END-